WARRANT AGREEMENT

         This Warrant Agreement (this "Agreement") is made and entered into as of June 29, 2001, by and between NBG Radio Network, Inc., a Nevada corporation (the "Company"), and Dakota Trust c/o Jay Landesman and Stephen R. Field, Trustees (the "Holder").

                                   Background

         Company engaged Holder to act as its investment banker. As part of Holder's engagement, Company promised to issue Holder warrants to acquire 25,000 shares of the Company's common stock in the event that Company successfully obtained acquisition financing. Holder assisted Company with the negotiation and completion of a credit facility with MCG Finance Corportion. As compensation for Holder's services and pursuant to the terms of Holder's engagement agreement, Company now wishes to issue and deliver Holder warrants on the following terms and conditions.

         The parties agree as follows:

                                    Agreement

1.       Issuance of Warrant.

         1.1 Subject to the terms and conditions of this Agreement, Company agrees to issue to Holder warrants (the "Warrants") to purchase 25,000 shares of the Company's Common Stock at $1.22 per share ("Exercise Price") as compensation for the services Holder rendered to Company in connection with the negotiation and completion of Company's credit facility with MCG Finance Corporation. The Warrants may be exercised anytime and will expire at 11:59 p.m. (Eastern Standard Time) on June 28, 2006. For purposes of this Agreement, the term "Warrant Shares" means any of the Company's Common Stock acquired by exercise of the Warrants, and the term "Securities" means the Warrants and any Warrant Shares.

2. Offering Information. Holder acknowledges that a reasonble time prior to this transaction Holder and/or Holder's representatives and advisors received and carefully reviewed the following documents (collectively, the "SEC Reports"):

         2.1 Company's annual report to its shareholders for the fiscal year ended November 30, 2001;

         2.2 the proxy statement dated June 27, 2001;

         2.3 Company's most recent Form 10-KSB for the fiscal year ended November 30, 2000, as amended, and Form 10-QSB for the period ended February 28, 2001, which are attached as Exhibits C-1 and C-2, respectively;

         2.4 a brief description of the securities being offered;

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         2.5 a description of the material changes in Company's affairs that were not disclosed in the documents furnished; and

         2.6 any other documents or items, the review and understanding of which were determined by the Holder and any representatives or advisors as being material and advisable to evaluating the merits and risks purchasing the Securities and the suitability of the Securities as an investment for Holder.

3. Representations and Warranties of Holder. Holder represents, warrants, and agrees as follows:

         3.1 Holder acknowledges and understands that (i) the Securities are being offered and sold under exemptions from registration provided for in
Section 4(2) of, and Regulation D promulgated under, the Securities Act of 1933, as amended (the "1933 Act") and similar exemptions from the provisions of the securities laws of New York, Oregon and Nevada, (ii) Holder is purchasing the Securities without being furnished any offering literature or prospectus other than the SEC Reports, (iii) this transaction has not been scrutinized by the United States Securities and Exchange Commission or by any administrative agency charged with the administration of the securities laws of any state because of the small number of persons solicited and the private aspects of the offering, and (iv) all documents, records, and books pertaining to this investment, have been made available to Holder and Holder's advisors and representatives, if any, and that the books and records of the Company are and will be available upon reasonable notice for inspection by investors during reasonable business hours at the Company's principal place of business.

         3.2 If Holder is an individual, then Holder is a (i) citizen of the United States and at least 21 years of age, and (ii) bona fide resident and domiciliary (not a temporary or transient resident) of the State of New York and has no present intention of becoming a resident of any other state or jurisdiction.

         3.3 If Holder is not an indiviudal, then (A) Holder is an entity duly organized and validly exisiting under the laws of the State of New York, (B) Holder has full power and authority to sign and deliver this Agreement and to perform all of Holder's obligations under this Agreement, and (C) this Agreement is the legal, valid, and binding obligation of Holder, enforceable against Holder in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, or other similar laws of general application or by general principles of equity.

         3.4 Holder is able (i) to bear the economic risk of an investment in the Securities for an indefinite period, and (ii) to afford a complete loss of an investment.

         3.5 Holder has knowledge and experience in financial and business matters and is capable of evaluating the risks and merits of an investment in the Securities.

         3.6 Holder understands and has fully considered for purposes of this investment the SEC Reports, and that (i) the Securities are a speculative investment which involve a high degree

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of risk of loss of Holder's investment, and (ii) there are substantial restrictions on the transferability of the Securities, and accordingly, it may not be possible to liquidate an investment in the Securities in case of emergency.

         3.7 Holder accurately initialed the appropriate blank below:



         __________ Holder is an "accredited investor" under Section 2(15) of the Act, and under Rules 215 and 501, both promulgated under the 1933 Act, on the basis of one or more of the following:

                  (a) Holder is an individual with a personal net worth (or the Holder's joint net worth with spouse) exceeds $1,000,000;

                  (b) Holder is an individual and had personal income in excess of $200,000 (or $300,000 when combined with spouse) in each of the two preceding years, and Holder reasonably expects his or her personal income to be in excess of $200,000 (or $300,000 when combined with spouse) in the current year;

                  (c) Holder is an entity with net assets in excess of $5,000,000;

                  (d) Holder is an entity in which all equity owners are accredited investors.



         __________ Holder is not an accredited investor.


         3.8 Holder, in making the decision to acquire the Securities, has relied solely upon independent investigations made by Holder or Holder's representatives and advisors, and Holder and any such representative and advisors have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of Company concerning its business and the terms and conditions of this offering, and to obtain any additional information, to the extent such persons possess such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of the information set forth in this Agreement and the SEC Reports.

         3.9 The Securities are being acquired by Holder in good faith solely for Holder's own personal account, for investment purposes only, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof. Holder has no contract, undertaking, understanding, agreement, or arrangement, formal or informal, with any person to sell, transfer, or pledge to any person the Securities, or any part thereof. Holder has no present plans to enter into any such contract, undertaking, agreement, or arrangement. Holder understands that the legal consequences of the representations and warranties contained in this Agreement to mean that Holder must bear the economic risk of the investment for an indefinite period of time because the Securities have not been registered under applicable securities laws, and, therefore, cannot be sold


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unless they are subsequently registered under such laws or an exemption from such registration is available.

         3.10 The Holder consents to the placement of a legend on any certificates for the Securities, which legend shall be in form substantially as follows:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS. NO OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION OF THESE SECURITIES MAY BE EFFECTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN OPINION, IN FORM AND FROM COUNSEL ACCEPTABLE TO THE COMPANY, THAT SUCH OFFER, SALE, TRANSFER, PLEDGE OR OTHER DISPOSITION IS EXEMPT FROM REGISTRATION REQUIREMENTS UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS.

         3.11 Holder acknowledges that the Warrants are being provided in full satisfaction of Company's obligations to Holder under its engagement agreement, as amended.

         3.12 Holder further consents to the placing of a stop transfer order on the books of the Company, and with any transfer agents, against the Securities, in accordance with the restrictions set out in the above legend.

         3.13 Holder understands that the Company is relying on the truth and accuracy of the representations, warranties and undertakings made by Holder in this Agreement (i) in offering the Securities for sale without registering the Securities under the 1933 Act and applicable state securities laws and (ii) in determining Holder's suitability as a purchaser of Securities. Accordingly, Holder agrees that such representations and warranties will survive the delivery of the certificate for such Securities. If in any respect, such representations and warranties become untrue or inaccurate prior to the issuance of the Securities to Holder, Holder must give immediate written notice of such fact to Company specifying which representations and warranties are not true and accurate and in what respects they are not accurate.

         3.14 Holder agrees to defend, indemnify, and hold harmless Company and its officers, directors, employees, and agents, and their successors and assigns, from and against any and all claims, demands, suits, actions, judgments, losses, damages, liabilities, costs or expenses of any kind (including without limitation attorneys' fees) due to or arising out of the inaccuracy of any representation or acknowledgment, or the breach of any agreement, warranty, or undertaking of Holder contained in this Agreement. Holder's obligations under this Section will survive the termination of Holder's status as a warrantholder or shareholder of the Company or the dissolution of the Company.

4.       Representations and Warranties of Company.


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         4.1 Company is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted. Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect (as defined below). For purposes of this Agreement, the term "Material Adverse Effect" means any change or effect that is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), financial condition, results of operations, or prospects of Company taken as a whole.

         4.2 Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Company and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Company and no other corporate proceedings on the part of Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Company and, assuming the due authorization, execution and delivery by Holder, constitutes a legal, valid and binding obligation of Company.

         4.3 The execution and delivery of this Agreement by Company does not, and the performance of this Agreement by Company does not conflict with or violate, (i) the Articles of Incorporation or Bylaws of the Company, or (ii) any law, rule, regulation, order, judgment or decree applicable to the Company.

         4.4 The Securities, when issued, sold and delivered in accordance with the terms of this Agreement and the Warrants for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and free of any liens or encumbrances created by Company (other than restrictions imposed by securities laws).

5. Transferability. Holder agrees not to transfer or assign this Agreement, or any of Holder's interest in this Agreement, and any such transfer will be void.

6.       Exercise of the Warrant

         6.1 Method of Exercise; Cashless Exercise. To exercise the Warrants, Holder must (1) surrender to Company the Warrant Certificate evidencing such Warrants, and (2) deliver to Company payment of the applicable Exercise Price in cash, by certified check or cashier's check payable to the order of Company or by wire transfer to Company. As an alternative to paying the aggregate Exercise Price in cash, Holder may instead elect to effect a cashless exercise. Under a cashless exercised, Holder receives an amount of Warrant Shares determined by multiplying (i) the number of Warrant Shares into which Holder would otherwise be entitled as a result of such exercise by (ii) a fraction (a) the numerator of which is the difference between the then


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Current Market Price per Warrant Share and the applicable Exercise Price then in effect and (b) the denominator of which is the then Current Market Price per Warrant Share.

         6.2 Issuance of Warrant Shares Upon Exercise; Reissuance of Warrant Certificates and Warrant Shares. Upon surrender of any Warrant Certificate and payment of the applicable Exercise Price, then Company will issue and deliver to Holder one or more certificates evidencing in the aggregate the number of Warrant Shares that are then being purchased (each of which Warrant Shares will be properly authorized, validly issued, fully paid and nonassessable). If less than all of the Warrants evidenced by a Warrant Certificate are exercised or less than all of the Warrants or Warrant Shares are otherwise transferred in connection with any other transaction, then Company shall issue to Holder (or its designee) one or more new Warrant Certificates or Warrant Shares evidencing the remaining number of Warrants and/or Warrant Shares that are not then exercised or otherwise transferred.

         6.3 Rights of Holder Upon Exercise. Upon any exercise of Warrants, Holder is entitled to all of the rights and benefits of a holder of capital stock under the Organic Documents of Company as well as all of the rights and benefits of a Holder of Warrant Shares under Sections 7 and 8 of this Agreement. Notwithstanding the foregoing, rights under this Agreement cannot be transferred to another Person and are only enforceable to the extent that they are not prohibited under Nevada law.

7.       Registration Rights.

         7.1 Incidental Registration. In connection with any Public Offering of Company's securities, Holder will have the right to require Company to include all or (at Holder's election) any portion of the Warrant Shares purchasable upon exercise of any such Warrants. Notwithstanding the foregoing, if the underwriters shall advise Company in writing that, in their experience and professional opinion arrived at in good faith based upon existing market conditions, inclusion of such number of Warrant Shares (together with the shares of Capital Stock requested for registration by any other selling equityholders) will adversely affect the price or distribution of the securities to be offered in such Public Offering solely for the account of Company, then Holder will have the right to include only such number of Warrant Shares that such advice by the underwriters indicates may be distributed without adversely affecting the distribution of the securities solely for Company's account. As between Holder and any other holders of Capital Stock requesting to be included in such Public Offering, such availability for inclusion in the registration for such Public Offering shall be allocated pro rata based upon the total number of shares of Capital Stock owned or purchasable. In connection with an underwritten Public Offering, provided that all other holders of equity interests of Company are subject to identical (or more restrictive) restrictions with respect to their equity interests, then Holder will agree to refrain from selling or otherwise transferring (other than to a Holder-Affiliated Transferee) any Warrant Shares not included in such Public Offering for a period of time (not to exceed 90 calendar days after the effective date of the registration statement for such Public Offering) as may be appropriate under the circumstances and reasonably requested by Company and the underwriters for such offering.


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         7.2 Demand Registration. Holder may request that Company (as promptly as reasonably possible) prepare and file with the Commission and use its best efforts to cause the effectiveness of a registration statement (on Form S-3 or successor form, if available) covering such number of Warrant Shares owned or then purchasable as is requested by Holder. Notwithstanding the foregoing, Company will not be required to so prepare and file upon the demand of Holder either (a) more than one (1) such registration statement that is declared effective by the Commission and maintained in effect by Company for at least 90 consecutive calendar days in any 12-month period; (b) any registration statement if the anticipated gross proceeds of the Public Offering is less than the lesser of $2,000,000 or the proceeds realized by registering all Warrant Shares then held by Holder; (c) a registration statement on Form S-1 if Form S-3 is available; or (d) any registration statement covering shares that Holder could otherwise freely sell under Rule 144(k) of the Securities and Exchange Commission. Without the consent of Holder, no such registration statement filed pursuant to this demand registration provision may relate to any securities other than the Warrant Shares, and no other securities may be sold incidentally to any such underwritten public offering of Warrant Shares so registered, unless such other securities can be registered without affecting the ability of Holder to register all the Warrant Shares that it is seeking to register.

         7.3 Certain Additional Agreements in Connection with Registrations. In connection with any Public Offering, Company will (1) enter into, execute and deliver all agreements and other documents (including opinions of counsel, comfort letters and underwriting agreements) that are customary and appropriate with such public offerings, (2) cooperate with any underwriters to facilitate sales of the Warrant Shares to the same extent as if such Warrant Shares were being offered directly by Company, (3) furnish Holder such numbers of copies of registration statements and prospectuses (and amendments and supplements thereto) as Holder may reasonably request, and (4) take all such other actions as are necessary or advisable to facilitate the registration and sale of such Warrant Shares. In connection with any Public Offering as to which Holder is requesting registration of Warrant Shares, Holder will (i) provide Company with such information regarding itself, himself or herself as may be reasonably required by Company, (ii) reasonably cooperate with Company in the preparation of the registration statement, and (iii) enter into, execute and deliver all agreements and other documents that are customary and appropriate for selling equityholders to execute in connection with a secondary public offering. In connection with any offering of Warrant Shares pursuant to the provisions of this Section, Company and Holder shall provide each other (and the officers, directors and controlling Persons thereof) customary indemnifications and rights of contribution.

         7.4 Company's Right to Delay Certain Demand Registrations. If the Board of Directors, in its good faith judgment, determines that any demand registration of Warrant Shares should not be made or continued because it would materially interfere with any material financing, acquisition, corporate reorganization, merger or other material transaction (a "Valid Business Reason"), then Company may postpone filing such a registration statement until the earlier of (i) the time such Valid Business Reason no longer exists, or (ii) 90 calendar days from the date of such postponement. Notwithstanding the foregoing, Company may not request more than two (2) such postponements or withdrawals during any 12-month period.


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8.       Rights upon Sale of Company. In connection with any Equity Disposition,
Equity Redemption or Nonsurviving Transaction, Company or the acquiror in any such transaction must also offer to purchase on the same terms, except as provided below, all of the Warrant Shares and all of the Warrants. If an Equity Disposition or an Equity Redemption is of less than all of the Capital Stock then outstanding, then the number of Warrants and Warrant Shares subject to purchase under this Section shall be reduced proportionately (to the nearest whole number), and such reduced number will be allocated pro rata among all holders of Capital Stock desiring to sell securities in connection with such transaction. The purchase price for such Warrants and Warrant Shares equals Holder's pro rata percentage of the "aggregate consideration" to be received by all sellers and transferor in connection with such transaction or series of related transactions (including any related agreements that result in personal gain, payments or compensation to any director, officer or equityholder of Company). To the extent that Company and Holder cannot agree as to the amount and value of the "aggregate consideration," then such determination shall be made by an Independent Appraiser. To the extent that any consideration for such transaction is payable by such acquiror in cash, in publicly traded and readily marketable securities (with reasonable liquidity and no restrictions on transfer) or evidence of indebtedness from an obligor who (in the commercially reasonable opinion of Holder) is highly creditworthy, then the purchase price payable to Holder may be in the same form of consideration; otherwise, the purchase price (or the remaining balance thereof) payable to Holder will be in immediately available funds. Notwithstanding the foregoing, in connection with any such Equity Disposition, Equity Redemption or Nonsurviving Transaction, Holder may elect (at its option) to receive the purchase price payable under this Section pro rata in kind in the same form of consideration as is to be received by Company or such selling equityholder.

9. Payment of Taxes and Expenses. Company will pay all expenses (including reasonable fees and expenses of Holder and one legal counsel thereto, but excluding underwriter's and/or broker's discounts and commissions), taxes (excluding income taxes) and other fees and costs attributable to the issuance, registration, qualification, notification, approval, listing, and repurchase of the Warrants and the Warrant Shares.

10. Reservation and Issuance of Warrant Shares. Company at all times will reserve (and keep free from preemptive rights or similar rights of equityholders of Company) among its authorized but unissued shares of Capital Stock the full number of Warrant Shares deliverable upon exercise of all of the Warrants. Company covenants that all Warrant Shares (when and if issued upon exercise of the Warrants in accordance with the terms hereof) will be duly authorized, validly issued, fully paid and nonassessable and will be free from all taxes, liens, charges and security interests with respect to the issuance thereof.

11.      Antidilution Provisions

         11.1 Equity Dividends, Restructurings and Reclassifications. If Company at any time and/or from time to time (a) declares or pays a dividend on outstanding Capital Stock in shares of Capital Stock or other securities, or (b) subdivides outstanding shares of Common Stock, or (c) combines outstanding shares of Common Stock into a smaller number of shares, or (d) issues by reclassification of the Common Stock other securities of Company (including any such reclassification in connection with a merger, consolidation or other business combination in which


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Company is the surviving entity), then the number
and kind of Warrant Shares purchasable upon exercise of each Warrant and the applicable Exercise Price therefor shall be adjusted so that Holder upon exercise of such Warrant shall be entitled to receive (for the same aggregate Exercise Price) the aggregate number and kind of Warrant Shares or other securities of Company that Holder would have owned or would have been entitled to receive after the occurrence of any such event had such Warrant been exercised immediately prior to the occurrence of such event (or, if earlier, any record date with respect thereto).

         11.2 Issuances Below Target Market Price.

                  11.2.1 Rights to Purchase Below Target Market Price. If Company at any time and/or from time to time issues any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing a right to subscribe for or acquire shares of Capital Stock) other than the Excludible Shares or the 700,000 shares to be issued after the Closing Date to John A. Holmes III, Dino R. Gavino, and Mark Glenn Fisher or any shares issued to Holder pursuant to Section 11.4 or 11.5 for no consideration or at a price per share less than the Target Market Price per share in effect immediately prior to such issuance, then, the current Exercise Price to be in effect after such issuance will be determined as follows: multiply (1) the Exercise Price in effect immediately prior to such issuance by (2) a fraction
(i) the numerator of which is the number of shares of Capital Stock outstanding on the date of such issuance plus the number of shares of Capital Stock which the aggregate offering price of the total number of shares of Capital Stock so to be offered (or the aggregate initial conversion or exchange price of the convertible or exchangeable securities so to be offered) would purchase at the Target Market Price and (ii) the denominator of which is the number of shares of Capital Stock outstanding on the date of such issuance plus the number of additional shares of Capital Stock so to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible). The provisions of this Section 11.2, however, do not apply to any issuance of Warrants or to any issuance of Warrant Shares upon exercise of any Warrants. If such subscription price may be paid in a consideration any of which is in a form other than cash, then the value of such consideration (unless Company and Holder otherwise mutually agree) will be as determined by an Independent Appraiser, and Company will cause the related shares to be fully paid. Any adjustment required by this Clause will (X) become effective on the date of issuance, and (Y) be made successively whenever any such event occurs.

                  11.2.2 Election to Adjust Warrants Rather than Exercise Price. Holder may elect on or after the date of any adjustment to the Exercise Price to adjust the number of Warrants and Warrant Shares purchasable instead of the Exercise Price. Upon any such election, the number of Warrants (and Warrant Shares purchasable) will be determined by multiplying the number of Warrants and Warrant Shares purchasable by a fraction, the numerator of which is the Exercise Price in effect immediately prior to such adjustment and the denominator of which is the Exercise Price in effect as a result of such adjustment.

         11.3 Dividend Notification. Company will provide Holder a copy of any public notice regarding the declaration of any dividend, distribution or other payment with respect to any Capital Stock or other equity securities of Company. Holder must receive its copy of such notice concurrently with the Company's publication of such notice to the public.


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         11.4 Other Antidilution Protection. If Company at any time and/or from time to time prior to the exercise of all of the Warrants otherwise issues any securities or instruments or engages in any transaction an effect of which is to dilute the economic value of Holder's Warrants or Warrant Shares (including the payment of cash dividends and distributions, and/or the issuance of any securities with enhanced voting rights, preemptive rights, dividend preferences or liquidation preferences) other than (i) in connection with the Excludable Shares, or (ii) in connection with the 700,000 shares to be issued after the Closing Date to John A. Holmes III, Dino R. Gavino, and Mark Glenn Fisher, or
(iii) in connection with an offering pursuant to which Holder receives protections under Section 11.1 or 11.2, then Company shall concurrently implement an equitable adjustment to Holder's interest in Company (in a manner reasonably acceptable to Holder) in order to account for the effects of such transaction. If Company and Holder are unable to agree on the amount or form of any such equitable adjustment, then an Independent Appraiser will make such determination.

         11.5 Preemptive Rights. If Company at any time and/or from time to time issues or sells any shares of Capital Stock (or rights, options, warrants or convertible or exchangeable securities containing the right to subscribe for or purchase shares of Capital Stock), other than (i) in a Public Offering; (ii) in connection with an acquisition; (iii) in connection with the Excludible Shares;
(iv) in connection with the 700,000 shares to be issued after the Closing Date to John A. Holmes III, Dino R. Gavino, and Mark Glenn Fisher, or (v) in connection with an offering pursuant to which Holder receives protections under
Section 11.1, 11.2, or 11.4, then Holder will be entitled at any time during the term of this Warrant Agreement to acquire (at the price paid by such acquiror of Capital Stock and on terms and conditions otherwise at least as favorable as was offered to such acquiror) an amount of additional shares of Capital Stock that would entitle Holder to have the same aggregate percentage of Capital Stock (on a fully diluted basis) as Holder had or was entitled to have immediately prior to such transaction.

12.      Definitions

         12.1 "Affiliate" of any Person means any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with such Person. A Person is deemed to "control" another Person if such first Person directly or indirectly possesses the power to direct (or to cause the direction of or to materially influence) the management and policies of the second Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the generality of the foregoing, each of the following Persons will be deemed to be an Affiliate of a Person: (a) each Person who owns or controls 5% or more of any class or series of any equity interest of such Person, (b) each member, manager, partner, director and/or senior executive officer of such Person or any Affiliate thereof, (c) any family member or other relative of such Person or any Affiliate thereof, and (d) any trust of which any Person or Affiliate thereof is either a trustee or beneficiary.

         12.2 "Appraised Valuation" means, as of any relevant date, the fair market value of a Warrant Share, a share of Common Stock or other security, equity interest, consideration or property (as applicable), as determined by an Independent Appraiser (unless otherwise mutually agreed between Company and Holder).


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         12.3 "Board of Directors" means the board of directors of Company.

         12.4 "Business Day" means any day except a Saturday, Sunday or other national holiday.

         12.5 "Capital Stock" means the Common Stock, and all other classes of common stock (whether voting or nonvoting), and all other forms of capital stock or securities of Company (preferred or otherwise).

         12.6 "Commission" means the Securities and Exchange Commission or any entity or agency that succeeds to any or all of its functions under the Securities Act or the Exchange Act.

         12.7 "Common Stock" means the voting common stock of Company (which has a par value of $0.001 per share).

         12.8 "Company" means NBG Radio Network, Inc., a Nevada corporation.

         12.9 "Current Market Price" means, with respect to any share of Common Stock or any other security of Company at the date herein specified, the following:

                  12.9.1 if Company does not then have such securities registered under the Exchange Act, then the Current Market Price per share of such security will be the Appraised Valuation per share of such security, or alternatively; or

                  12.9.2 if Company does then have such securities registered under the Exchange Act, then the Current Market Price per share of such security will be the average of the daily market prices of such security for 20 consecutive Business Days during the period commencing 30 Business Days before such date (or, if Company has had a class of such securities registered under the Exchange Act for less than 30 consecutive Business Days before such date, then the average of the daily market prices for all of the Business Days before such date for which daily market prices are available). The market price for each such Business Day shall be as follows: (A) for a security listed or admitted to trading on any securities exchange, then the closing price (regular way) on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day), and (B) for a security not then listed or admitted to trading on any securities exchange, then the last reported sale price on such day (or if no sale takes place on such day, then the average of the closing bid and asked prices on such day, as reported by a reputable quotation source designated by Company), and (C) for a security not then listed or admitted to trading on any securities exchange and as to which no such reported sale price or bid and asked prices are available, then the average of the reported high bid and low asked prices on such day, as reported by a reputable quotation service, or a newspaper of general circulation in Manhattan Borough (New York, NY) customarily published on each business day, designated by Company (or if there is no bid and asked prices on such day, then the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 30 calendar days prior to the date in question) for which prices have been so reported), and (D) if there are no bid and asked prices reported during the 30 calendar days prior to the date in question, then the Current


11 - Warrant Agreement

Market Price per share of the security shall be determined as if Company did not have a class of such securities registered under the Exchange Act.

         12.10 "Employee Option Plan" means the 1998 Stock Incentive Plan of Company.

         12.11 "Equity Disposition" means the sale, issuance, transfer or other disposition of Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) to one or more Persons through any transaction or series of related transactions (other than as a result of a Public Offering) if, after such sale, issuance, transfer or disposition, more than 50% of the Capital Stock or voting power of Company is sold, issued or transferred. For purposes of this definition, any transfer of such Capital Stock by a shareholder to any member of his or her immediate family or to any trust for which he or she is the trustee shall not constitute an "Equity Disposition" provided that such shareholder retains control over the voting rights associated with such Capital Stock.

         12.12 "Equity Redemption" means any purchase, repurchase, acquisition, redemption or retirement of any issued and outstanding shares of Capital Stock (or any rights, options or convertible securities therefor) from any holder thereof by Company or any Affiliate thereof.

         12.13 "Exchange Act" means the Securities and Exchange Act of 1934, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

         12.14 "Excludible Shares" means (i) options, grants, phantom stock, stock appreciation rights or similar rights for the purchase, grant or comparable compensatory effect of up to 1,500,000 shares of Common Stock (and shares of Common Stock into which such options, grants, phantom stock, stock appreciation rights or similar rights may be exercised) issued within five years after the date of this Agreement pursuant to the Employee Option Plan, and (ii) shares of Common Stock into which options and warrants that are outstanding on the date hereof and may be exercised.

         12.15 "Independent Appraiser" means a Person who (a) is with a nationally recognized investment banking or appraisal firm, (b) is qualified in the valuation of businesses, transactions and securities of the general type being analyzed, and (c) does not have a material direct or material indirect financial interest in Company or Holder. Such Independent Appraiser shall be selected by Holder and approved by Company (which approval may not be unreasonably withheld, delayed or conditioned). Such Independent Appraiser shall use one or more valuation methods that the Independent Appraiser (in its best professional judgment) determines to be most appropriate under the circumstances; provided, that such valuation methods shall not give effect to
(1) any discount for any lack of liquidity or noncontrolling status of any such security or other property, or (2) the fact that such equity securities may not be registered under the Securities Act. The fees and expenses associated with the Independent Appraiser will be paid by Company.

         12.16 "Nonsurviving Transaction" means either (a) any merger, consolidation or other business combination by Company with one or more Persons in which the other Person effectively is the survivor or (b) any sale, transfer, lease or license of all or any material portion of the assets


12 - Warrant Agreement

(or the economic benefits thereof) of Company to one or more other Persons through any transaction or series of related transactions.

         12.17 "Organic Document" means, relative to any entity, its certificate and articles of incorporation, organization or formation, its by-laws or operating agreements, and all equityholder agreements, voting agreements and similar arrangements applicable to any of its authorized shares of capital stock, its partnership interests or its equity interests, and any other arrangements relating to the control or management of any such entity (whether existing as a corporation, a partnership, an LLC or otherwise).

         12.18 "Person" means an individual, an association, a partnership, a corporation, a trust or an unincorporated organization or any other entity or organization.

         12.19 "Public Offering" means any issuance or other sale of any Capital Stock (or securities convertible into, or exchangeable for, Capital Stock or rights to acquire Capital Stock or such securities) of Company pursuant to a registration statement filed with the Commission under the Securities Act.

         12.20 "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, as implemented by the Commission or any court of competent jurisdiction.

         12.21 "Target Market Price" means, at the time of any determination, a price per share of Capital Stock (or with respect to options, warrants or convertible securities, such price inclusive of any exercise or conversion payments) based upon an enterprise valuation (market capitalization plus debt) of Company of not less than $30.0 million.

         12.22 "Warrant Certificate" means a certificate evidencing one or more Warrants.


13.      Miscellaneous.

         13.1 The rights and benefits of this Agreement will inure to the benefit of and be enforceable by the Company and its respective successors and assigns. The rights, benefits, and obligations of Holder under this Agreement may not be assigned without the prior written consent of the Company.

         13.2 All notices and other communications under this Agreement must be in writing and will be deemed to have been given if delivered personally, sent by facsimile (with confirmation), mailed by certified mail, or delivered by an overnight delivery service (with confirmation) to the parties to the addresses or facsimile numbers set forth on the signature page (or at such other address or facsimile number as a party may designate by like notice to the other parties). Any notice or other communication will be deemed to be given (i) on the date of personal delivery, (ii) at the expiration of the third day after the date of deposit in the United States mail, or (iii) on the date of confirmed delivery by facsimile or overnight delivery service.

         13.3 This Agreement is governed by and construed in accordance with the laws of the State of Oregon, without regard to conflict-of-laws principles. Any action or proceeding arising out of this Agreement that is litigated will be litigated in courts located in Multnomah County,


13 - Warrant Agreement

Oregon. Each party consents and submits to the jurisdiction and venue of any local, state, or federal court located in Multnomah County, Oregon.

         13.4 This Agreement (including the documents and instruments referred to in this Agreement) constitutes the entire agreement and understanding of the parties with respect to the subject matter of this Agreement and supersedes all prior understandings and agreements, whether written or oral, among the parties with respect to such subject matter and may be amended only by a writing executed by all parties.

         13.5 If more than one person is signing this Agreement, each representation, warranty, and undertaking made herein shall be a joint and several representation, warranty, or undertaking of each person.

         13.6 In the event of any dispute or controversy arising out of, or relating to, this Agreement, the parties hereto agree to submit such dispute or controversy to binding arbitration. Such arbitration will be conducted in accordance with the then effective rules and under the auspices of the Arbitration Service of Portland, Inc. or its successor. In the event that the Arbitration Service of Portland, Inc. ceases operations without a successor, the arbitration will be conducted in accordance with the then effective rules and under the auspices of the United States Arbitration and Mediation Service. The arbitration will occur in Portland, Oregon. Oregon law will govern the interpretation of this Agreement and any dispute relating to it. The decision of the arbitrator or arbitrators will be final and binding on all the parties to the arbitration and may be enforced by a court of competent jurisdiction. In addition to attorney fees as provided in this Agreement, the prevailing party will be entitled to recover from the nonprevailing party, its costs and expenses including the costs and fees of the arbitration. The arbitrator may grant any remedy supported by applicable law including, without limitation, injunctive relief or specific performance. Prior to the appointment of the arbitrator, any party may seek temporary equitable or injunctive relief from the Multnomah County Court, which court will have jurisdiction until an arbitrator is appointed.

         13.7 If any arbitration, suit, or action (including any proceeding brought under the United States Bankruptcy Code) is instituted to interpret or enforce the provisions of this Agreement, to rescind this Agreement, or otherwise with respect to the subject matter of this Agreement, the party prevailing on an issue is entitled to recover with respect to such issue, in addition to costs, reasonable attorneys' fees and other legal expenses incurred in preparation or in prosecution or defense of such arbitration, suit, or action as determined by the arbitrator or trial court, and if any appeal is taken from such decision, reasonable attorney fees as determined on appeal.

         13.8 This Agreement and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. No waivers of, or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.



14 - Warrant Agreement

         13.9 This Agreement may be executed in any number of counterparts with the same effect as if all signatures on such counterparts appeared on one document. Each such counterpart will be deemed an original, but all counterparts together will consitute one and the same instrument.

                            [Signature page follows]



















































15 - Warrant Agreement

         Holder has carefully read this Agreement, agrees to all of the terms and conditions set forth herein and affirms the truth and accuracy of the representations and warranties set forth herein, as of the date first above written.

         IN WITNESS WHEREOF, the parties hereto have executed this Warrant Agreement as of the date first written above.

COMPANY:                                      HOLDER:

NBG RADIO NETWORK, INC.

By:      /s/ John A. Holmes, III              /s/ Jay Landesman
         ---------------------------          --------------------
         John A. Holmes, III, President       Jay Landesman, Trustee

Address: The Cascade Building
         520 SW Sixth Avenue                  /s/ Stephen R. Field
         Suite 750                            --------------------
         Portland, Oregon  97204              Stephen R. Field, Trustee
         Attn:  JJ Brumfield

Facsimile:  (503) 802-4627                    Address: 420 Madison Avenue
                                                       Third Floor
                                                       New York, NY 10016
                                                       Attn: Stephen Field, Esq.

                                              Facsimile:  (212) 681-0845











16 - Warrant Agreement

                                    Exhibit A

                                  Annual Report

                                 (See Attached)

                                    Exhibit B

                                 Proxy Statement

                                 (See Attached)

                                   Exhibit C-1

                                  10-KSB Filing

                                 (See Attached)

                                   Exhibit C-2

                                  10-QSB Filing

                                 (See Attached)

                                    Exhibit D

                          Description of the Securities

         The Company is issuing warrants to acquire share of its common stock. These warrants are exercisable immediately and have an exercise price of $1.22 per share. Section 6.1 of this Agreement provides the Holder with a cashless exercise option. Any warrants that have not been exercised by 11:59 p.m. (Eastern Standard Time) on June 28, 2006, will expire. The warrants and the warrant shares have not been registered under federal or state securities laws. However, Holder is entitled to certain registration rights that are set forth in
Section 7 of this Agreement. Further, Section 11 provides Holder with certain antidilution protections, including a price ratchet and preemptive rights.

This description of the securities being offered to Holder is merely a summary. If there is any conflict between the description set forth adove and the terms of the Agreement, the terms of the Agreement will control.

                                    Exhibit E

                         DESCRIPTION OF MATERIAL CHANGES

The information contained in this disclosure schedule is confidential. Holder may not disclose any of the information contained in this Exhibit until the Company pursuant to applicable securities laws has publically disclosed such information.

         The Company acquired Glenn Fisher Entertainment Corporation ("GFEC") for approximately $5.3 million paid in cash. The acquisition was financed through a $6.2 million credit facility with MCG Finance Corporation. The credit facility is essentially secured by all of the Company's and GFEC's assets.